Exhibit 10.5

Credit Agreement

(Applicable to the circumstance under which the load contract is not required to be signed otherwise for working capital loan)

No.: 2016 Z. H. B. S. 001

Credit grantor:	China Merchants Bank Co., Ltd. Beijing Huizhongbeili Sub-branch (hereinafter referred to as Party A)

Person chiefly in charge:	Liu Yun

Credit applicant:	Beijing REIT Technology Development Co., Ltd. (hereinafter referred to as Party B)

Legal representative/Person chiefly in charge: Li Hengfang

Whereas, per the application of Party B, Party A hereby agrees to provide a credit line to Party B for use. Now, pursuant to relevant legal provisions and after full consultation, Party A and Party B have reached an agreement on the following terms and conditions, and it is hereby concluded as follows.

Article 1: Credit line

1.1 Party A offers Party B the credit line of RMB Twenty Million (including other equivalent currencies, the exchange rate will be translated according to the foreign exchange quotation announced by Party A upon actual occurrence of each specific business use, similarly hereinafter). Among them, (please tick “✓” to select):

□✓Credit line of RMB Twenty Million;

1.2 According to the internal processes of Party A, Party A will appoint its sub-branches to issue relevant letter of credit to the beneficiary, the letters of credit will take up the credit line mentioned above.

1.3 The credit line mentioned above excludes the credit amount corresponding to the security deposit or deposit pledge guarantee provided by Party B or the third party only for single specific business hereunder, and similarly hereinafter.

□✓1.4 Party A and Party B have signed the Credit Agreement with the number of 2015 Z. H. B. S. 001 originally, as of the effective date hereof, if the specific business handled under such Credit Agreement still has outstanding balance, it will be included under this Agreement and be part of the aggregate utilized credit line hereunder (if applicable, please tick “✓” in the □).

Article 2: Credit period

The credit period is twelve months, namely from June 16, 2016 to June 14, 2017 (maturity date). Party B shall submit credit use application to Party A within such period, and Party A will not accept the credit use application proposed by Party B after the maturity date of the credit period, unless otherwise prescribed herein.

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Article 3: Use of credit line

3.1 Type and scope of credit

The credit line mentioned above is (please tick “✓” to select one of the two options below):

(✓) 3.1.1 Single credit line in working capital loan.

3.1.2 During credit period, if Party B has other business needs other than the type of credit business as agreed in Article 3.1.1 hereof, Party B may submit applications to Party A one by one, after Party A's examination and approval one by one, both parties will sign any specific business applications, business contract (including receipt for a loan), and business agreement for confirmation. Any additional business uses examined and approved by Party A will be part of the aggregate credit line utilized hereunder. The parties do not need to otherwise sign supplementary agreement for agreement.

Article 4: Interest rate

4.1 Working capital loan interest rate and rules for interest calculation

4.1.1 the flowing lending rate apply to fixed interest rate or floating interest rate.

4.1.2 Loan interest rate confirmation

4.1.2.1 For issuing RMB loans,

□✓ The twelve months / one year RMB benchmark lending rate of financial institutions announced by People's Bank of China and applicable on fixing date will be taken as benchmark interest rate, or

□✓the lending rate issued one business day before the yearly loan principal rate announced by National Interbank Funding Center on a fixing date will be taken as benchmark interest rate; or

□✓with a floating interest rate 20%.

4.1.2.2 Fixing date means the reference date used for confirming the benchmark interest rate within loan period or floating period. If such loan adopts fixed interest rate, the fixing date is the date of actual loan issuance; if such loan adopts floating interest rate, the fixing date will be confirmed pursuant to provisions of Article 4.1.3.

4.1.3 if the loan under this Agreement adopts to a floating interest rate, the benchmark interest rate for each floating period will be determined under Article 4.1.2.

The pricing date of the first floating period would be the date which the loan actually issued, the pricing date for the afterward periods would be the first date of each floating period.

4.1.4 Where Party B fails to use the loan as agreed in this agreement, the portion of the loan that is not used as agreed, as of the date the use is changed, will be charged an extra 100% interest based on the original interest rate.

Where Party B fails to repay the loan on schedule, for the outstanding unpaid amount, an extra 50% of interest will be charged based on the original interest rate as of the overdue date.

The original interest rate means the interest rate applicable before the maturity date (including the early maturity date) of loan (if it is floating interest rate, then the last floating period before the maturity date (including the early maturity date) of loan).

Under the circumstance with simultaneous overdue repayment of loan and failure to use the loan as agreed, the interest will be calculated according to the above provisions, whichever is higher.

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4.1.5 During loan period, if the People’s Bank of China adjusts the provisions on loan interest rate, then relevant interest rate adjustments shall apply.

Interest calculation: starting from the date on which the loan is deposited into the account of Party B, the loan interest will be calculated according to the actual amount of loan and actual number of days the loan has been issued, the interest will be calculated once every quarter, and the interest calculation date is the twentieth day before the end of each quarter. The conversion method of daily interest rate will be executed according to relevant provisions of the People's Bank of China or international practice.

4.1.6 Interest payment: Party B shall pay the interest on the date of the interest calculation, and Party A may directly make deductions from the bank account of Party B. Where Party B fails to pay interest on schedule, Party A is entitled to surcharge compound interest for the unpaid interest according to the loan interest rate at the same period.

Article 5: Guarantee clause

5.1 Beijing Zhongguancun Sci-tech Financing Guaranty Co., Ltd. is the guarantor of joint and several liability for all debts owed by Party B to Party A hereunder, and it has issued the "Maximum Amount Irrevocable Letter of Guarantee" with the number of 2016 Z. H. B. S. 001 B. No. 1 to Party A.

Article 6: Special provisions on working capital loan

6.1 Withdrawal and use of loan

Party B's use of working capital loan hereunder includes independent payment and entrusted payment.

6.1.1 Independent payment

Independent payment means that after Party A has issued the loan fund to Party B's account according to the withdrawal application of Party B, Party B will make independent payment to its counterparty satisfying the use as agreed in the agreement.

6.1.2 Entrusted payment

Entrusted payment means that according to the withdrawal application and payment entrustment of Party B, Party A will pay the loan fund to Party B's counterparty satisfying the use as agreed in the agreement through Party B’s account. For the loan fund adopting entrusted payment, Party B authorizes Party A to make payment to Party B's counterparty through Party B's account on the date of loan issuance (or on the next working day after loan issuance).

6.2 Prepayment

If Party B makes prepayment, the interest rate will still be calculated according to the provisions hereof, and the interest payable will be calculated according to the actual loan period.

6.3 Loan extension

When Party B fails to repay the loan hereunder on schedule and needs a loan extension, Party B shall propose a written application to Party A one month before the expiration of this Agreement; if Party A agrees on an extension, both parties shall otherwise sign the extension agreement. If Party A disagrees on the extension, then this Agreement is still effective. And the borrowing already taken by Party B and interest payable shall still be paid according to the provisions of this Agreement.

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6.4 Special loan account

6.4.1 The issuance and external payment of all loan fund hereunder shall be handled through the account of Beijing REIT Technology Development Co., Ltd.

6.5 Monitoring the capital collection account of Party B

6.5.1 Before Party B has paid off all working capital loans hereunder, both parties agree to designate the account of Beijing REIT Technology Development Co., Ltd. as the capital collection account of Party B.

6.5.2 Monitoring requirements of such account are as follows:

Party A is entitled to recover the loan in advance according to the capital collection situation of Party B, namely when collected capital is available in such account, then the amount of loan corresponding to such collected capital may be deemed as acceleration of maturity, and Party A is entitled to directly deduct from such account for repaying such part of loan;

Article 7: Applicable law and dispute settlement

7.1 In case of any dispute between Party A and Party B arising from the performance of this Agreement, both parties shall settle it through consultation, if consultation fails, either party may file a lawsuit to the people’s court in the locality of Party A.

Article 8: Agreement effectiveness

This Agreement will become effective as of the date of signature by both parties, and will be invalid automatically until the expiry date of credit period or the date on which all debts and other relevant expenses owed by Party B to Party A hereunder have been paid off (whichever is later).

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(This page is the signature page)

Party A: China Merchants Bank Co., Ltd. Beijing Branch (Seal)

Person chiefly in charge or authorized agent

(Signature/Seal) /s/ Liu Yun

Party B: Beijing REIT Technology Development Co., Ltd. (Seal)

Person chiefly in charge or authorized agent

(Signature/Seal): /s/ Li Hengfang

Date of signature: June 16, 2016

Note: Li Hengfang is the guarantor for this credit agreement.

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